CHANGE IN ACCOUNTANTS

April 11, 2000

Securities and Exchange Commission
450 Fifth St. N.W.
Washington, D.C. 20549
We audited the financial statements of Remote Utilities
Network, Inc. for the August 31, 1999.



We have reviewed the Company's comments concerning this decision to change to a different firm for preparation of the December 31, 1999 financial statements.
The Company (incorporated under the laws of the State of Nevada) has advised us that it is preferential to have a firm of Certified Public Accountants undertake the audit and assist legal counsel with respect to a proposed listing on the OTC NASDAQ Bulletin Board.



We agree with the statement made by the Company.



/s/ Grant Thornton LLP
Grant Thornton LLP
Calgary, Alberta